Exhibit 10.1

Corebridge Financial, Inc.
2919 Allen Parkway
Houston, Texas 77019

Liz Cropper
EVP and Chief Human Resources Officer
liz.croppper@corebridgefinancial.com

September 5, 2025

Marc Costantini
c/o the confidential email address
maintained in the Company’s
records

Dear Marc:

We are pleased to confirm our mutual agreement as to the terms of your offer of employment as President and Chief Executive Officer of Corebridge Financial, Inc. (“Corebridge Financial”, and, together with its subsidiaries, collectively, the “Company”).

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Start Date. Your anticipated start date will be on or about December 1, 2025, or such other date that is mutually agreeable to the parties, but will in all events occur not later than December 15, 2025 (“Start Date”).

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Position.  You will serve as President and Chief Executive Officer of Corebridge Financial.  Corebridge Financial will also take such steps as necessary for you to be appointed to the Board of Directors of Corebridge Financial (the “Board”) effective as of the Start Date or as soon as practicable thereafter, and Corebridge Financial will re-nominate you to the Board and recommend your election to its shareholders at all times while you are serving as Chief Executive Officer. In this capacity, you will be a member of the Corebridge Financial Executive Leadership Team and report directly to the Board.

•	Location. Your assigned work location will be our New Jersey office currently located at 30 Hudson Street, Jersey City, New Jersey.

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One-Time Relocation Stipend. You will be paid a one-time relocation stipend of US$250,000, subject to applicable tax withholdings, to assist you with any relocation expenses you may incur in connection with accepting this role.  This relocation stipend will be paid to you within thirty days of you providing notice of intent to relocate.

•	Total Direct Compensation. Your initial annual target direct compensation will be US$11,500,000 as follows:

•	Annual Base Salary. Your initial annual base cash salary will be at a rate of US$1,000,000 per year, subject to applicable withholdings.

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Short-Term Incentive. Your target annual short-term incentive (“STI”) award will be US$2,500,000, subject to applicable withholdings.  Your first year of STI eligibility will be 2026.  As a member of the Corebridge Financial Executive Leadership Team, your STI awards will be based on a combination of Company-based performance metrics and individual-based performance metrics and will be subject to the terms and conditions of the Corebridge Financial Short-Term Incentive Plan, as in effect from time to time.  Your individual award can range between 0-200% of your STI target based on Company and individual performance and will be subject to the approval of the Board and its Compensation Committee. Your STI award is contingent on you being an active employee on the date STI awards are made and will be payable when STI awards are regularly paid to other members of the Executive Leadership Team.

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Annual Long-Term Incentive. For 2026, your target annual long-term incentive (“LTI”) award will be US$8,000,000.  LTI award grants may be delivered in a mix of performance share units (PSUs), restricted share units (RSUs) and stock options to be determined by, and subject to approval of, the Board of Directors and its Compensation Committee, as well as you being an active employee of the Company on the date of grant. The next annual grant of LTI awards is expected to occur in February 2026.  Any LTI award will be subject to the terms and conditions of the relevant long-term incentive plan and the award agreement(s) governing the LTI grant.

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New-Hire Cash Sign-on Award. In partial replacement of prior unvested equity awards forfeited from your prior employer as well as the forfeiture of the entitlement to a 2025 cash bonus award from your prior employer, a one-time New-Hire Cash Sign-on Award of US$5,500,000, subject to applicable tax withholdings, will be paid to you within 30 days of your Start Date.  You understand and agree that if, within (24) months of payment, you resign without Good Reason, or your employment is terminated by the Company for Cause, then you will repay the Company, the full gross amount of this award, including withholdings.   For this purpose, “Cause” and “Good Reason” shall have the meanings given to such terms in the Company’s Long-Term Incentive Plan, except that the elements of Good Reason shall apply without regard to whether a Change in Control (as defined in the Long-Term Incentive Plan) has occurred.

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New-Hire Long Term Incentive Award. In partial replacement of prior unvested equity awards forfeited from your prior employer, an LTI award of US$10,000,000 will be granted to you effective as of your Start Date and will have the form of 50% PSUs, 25% RSUs, and 25% stock options. The PSUs will have the same vesting terms and performance period (2025–2027) as applicable to the other members of the Executive Leadership Team as if you had received your LTI award in Q1 2025. The RSUs and stock options will vest ratably in annual installments over 3 years from the date of grant. For purposes of determining the number of units of PSUs and RSUs, we will use the average Corebridge closing price of the five trading days prior to the date of grant. For stock options, the value will be divided by the Corebridge Black-Scholes value to determine the number of stock options.  The strike price for stock options will be the closing market price on the NYSE on the actual date of grant.  This LTI award will be subject to the terms and conditions of the relevant long-term incentive plan and the award agreement(s) governing the LTI grant.

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Benefits. You will be entitled to benefits consistent with similarly situated senior executives of the Company and reimbursement of reasonable business expenses, in each case in accordance with applicable Company programs and policies as in effect from time to time.

•	Paid Time Off (“PTO”). You will be eligible for 30 days of PTO on an annual basis, accruing in accordance with the terms set forth in the Company’s Employee Handbook, as in effect from time to time.

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Executive Severance Plan. Effective as of the Start Date, you will be designated as a participant in the Company’s Executive Severance Plan and will be eligible for the severance pay and termination benefits in the event of a covered termination under that plan.

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Notice Period. You agree that if you voluntarily resign, you will give six months’ written notice to the Company of your resignation, which may be working notice or non-working notice at the Company’s sole discretion and which notice period is waivable by the Company at the Company’s sole discretion. If you execute an LTI award agreement containing a different notice period than the notice period contained in this offer letter, the notice period in the LTI award agreement will govern.

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Clawback Policy. Any bonus, equity or equity-based award or other incentive compensation granted to you will be subject to forfeiture and/or repayment to the extent provided for in any Company clawback policy (and any other Company policies as may be in effect from time to time).

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Indemnification and Cooperation. During and after your employment, the Company will indemnify you in your capacity as a director, officer, employee, or agent of the Company to the fullest extent permitted by applicable law and Corebridge Financial’s charter and by-laws and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as other similarly situated officers.  The Company will not unreasonably withhold its consent to your selection of your own counsel in any indemnification matter, and the reasonable expenses of the counsel you select will also be included in the indemnification.

You agree (whether during or after your employment with the Company) to reasonably cooperate with the Company in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to the Company and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, the Company will reimburse your reasonable expenses, including attorneys’ fees should the matter as to which cooperation is needed require counsel, or if the Company otherwise consents to your retaining counsel.

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Tax Matters. Tax will be withheld by the Company under applicable tax requirements for any payments or deliveries under this letter. To the extent any taxable expense reimbursement or in-kind benefits under this letter is subject to Section 409A of the U.S. Internal Revenue Code of 1986, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in- kind benefits be subject to liquidation or exchange for another benefit. To the extent applicable, each payment under this letter will be treated as a separate payment for purposes of Section 409A.

In the event that any payments or benefits otherwise payable to you (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards.

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Company Policies.  In addition to those policies referred to in this letter specifically, you will be subject to all employment and other policies of the Company applicable to the Executive Leadership Team, including the Corebridge Financial Employee Handbook and Code of Conduct, as may be in effect and as may be amended from time to time in the Company’s discretion.

•	No Guarantee of Employment or Target Direct Compensation. This offer letter is not a guarantee of employment or target direct compensation for a fixed term.

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Entire Agreement. This offer letter constitutes the Company’s only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of the Company.

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Miscellaneous Representations. You confirm and represent to the Company by signing this letter, that: (a) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of or that would adversely impact your ability to perform the expected services on behalf of the Company other than as previously disclosed in writing to the Company; (b) you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will never use or disclose such information to the Company or any of its employees, agents or affiliates; (c) you understand and accept all of the terms and conditions of this offer; and (d) you acknowledge that the Company is an intended third party beneficiary of this offer letter.  You have provided the Company copies of any restrictive covenants with any prior employer to which you are currently subject.

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Non-Solicitation and Non-Disclosure Agreement. Simultaneously with your entering into this letter, you are also entering into the annexed Non-Solicitation and Non-Disclosure Agreement.  The Non-Solicitation and Non- Disclosure Agreement will become effective as of the Start Date.

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Employment Dispute Resolution Program.  As a condition of applying for and/or accepting employment with the Company, you consent to participate in the Company’s Employment Dispute Resolution (“EDR”) program, as in effect from time to time. By signing below, you represent that you have read and understand the Corebridge EDR Program Brochure, a copy of which has been provided to you, and agree to the EDR Program’s alternative dispute resolution process. You also confirm your understanding that by agreeing to binding arbitration for certain work-related disputes with the American Arbitration Association as described in the EDR Program Brochure, both you and the Company give up your right to trial by jury of any claim covered under Step 4 of the EDR Program, and the right to bring any such claim in court. Nothing in the EDR Program is intended to affect your right to bring claims that are not arbitrable under applicable law or to affect your right to file an administrative charge before a governmental agency, but you do waive the right to monetary recovery with respect to such a charge.

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Background Investigation.  Your role is deemed a Position of Trust.  Therefore, this offer is contingent upon the successful results of a background screen in accordance with the Corebridge Financial Position of Trust Background Screening policy and any other applicable Company policy or practice, which may include, without limitation, verification of employment, professional certifications, designations or licenses, criminal and credit history, educational background, and proof of eligibility to work in the United States.  We advise you that these matters have been completed and are not outstanding.

The commitments of Corebridge Financial under this letter are contingent upon your definitive resignation of employment from your current employer.

We look forward to welcoming you to Corebridge Financial and wish you every success in your new role and to our shared future successes.

Sincerely,

COREBRIDGE FINANCIAL, INC.

/s/ Liz Cropper
Name: Liz Cropper
Title: EVP and Chief Human Resources Officer

I accept the foregoing roles and agree with and accept the foregoing terms of employment:

/s/ Marc Costantini
Marc Costantini

Dated: September 5, 2025

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

1.     The individual executing this agreement (the “Employee”) is or will soon be an at-will employee of Corebridge Financial, Inc. or one of its subsidiaries (the “Company”). As such, the Employee is free to resign from employment at any time and for any reason. Likewise, the Company may terminate the Employee’s employment at any time for any reason. This Agreement is not a guarantee of any fixed term employment.

2.     This Agreement is a term and condition of the Employee’s at-will employment with the Company. Employment with the Company is conditioned upon the Employee’s execution of this Agreement.

3.     This Agreement is necessary for the protection of the legitimate and protectable business interests of the Company and its affiliates (collectively, “Corebridge Financial”) in their customers, customer goodwill, accounts, prospects, employee training, and confidential and proprietary information. The Employee’s employment requires exposure to and use of Confidential Information (as defined in Paragraph 5). Accordingly, the Employee agrees that during and after the Employee’s employment with Corebridge Financial, the Employee will not, directly or indirectly, on the Employee’s own behalf or on behalf of any other person or any entity other than Corebridge Financial solicit, contact, call upon, communicate or attempt to communicate with any customer or client or prospective customer or client of Corebridge Financial, where to do so would require the use or disclosure of Confidential Information (for purposes of this Agreement, “customer or client” shall not include insurance brokers). The Employee further agrees that during the Employee’s employment with Corebridge Financial and for a period of one (1) year after employment terminates for any reason, the Employee will not, directly or indirectly, regardless of who initiates the communication, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to, any employee, consultant, registered representative, or agent of Corebridge Financial to terminate his or her employment or other relationship with Corebridge Financial or to leave its employ or other relationship with Corebridge Financial for any engagement in any capacity or for any other person or entity.

4.     During the term of employment, the Employee will have access to and become acquainted with Confidential Information. The Employee agrees that during the Employee’s employment and any time thereafter, all Confidential Information will be treated by the Employee in the strictest confidence and will not be disclosed or used by the Employee in any manner other than in connection with the discharge of the Employee’s job responsibilities without the prior written consent of Corebridge Financial or unless required by law. The Employee further agrees that the Employee will not remove or destroy any Confidential Information either during the Employee’s employment or at any time thereafter and will return to Corebridge Financial any Confidential Information in the Employee’s possession at the end of the Employee’s employment (or earlier if so, requested by the Company). The Employee also agrees that during and after the Employee’s employment with Corebridge Financial, the Employee will not make any disparaging comments about Corebridge Financial or any of its officers, directors or employees to any person or entity not affiliated with Corebridge Financial. Nothing herein shall prevent the Employee from making or publishing any truthful statement (a) when required by law, subpoena or court order or at the request of an administrative agency or legislature, (b) in the course of any legal, arbitral, administrative, legislative or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization, (d) in connection with any investigation by Corebridge Financial, or (e) where a prohibition or limitation on such communication is unlawful.

Nothing in this Agreement or any Corebridge Financial policy prohibits or restricts the Employee from filing a complaint or charge with, communicating with, providing information (including testimony) to, participating in a proceeding with, or responding to any inquiry by the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission or any other federal, state, or local government agency, fair employment practices or regulatory authority, or any self-regulatory organization, or law enforcement.  Employee does not need Corebridge Financial’s prior authorization and does not need to notify Corebridge Financial to engage in the aforementioned activity.  Notwithstanding the foregoing, Corebridge Financial does not waive any attorney-client privilege over any information provided by the Employee that is appropriately covered by such privilege.

5.     “Confidential Information” refers to an item of information or a compilation of information in any form (tangible or intangible), related to Corebridge Financial business that Corebridge Financial has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a) business plans and analysis, customer and prospective customer lists, personnel, staffing and compensation information, marketing plans and strategies, research and development data, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, customers and prospective customers) that such third parties provide to Corebridge Financial in confidence. The presence of non-confidential items of information within an otherwise confidential compilation of information will not remove the compilation itself (the information in its compiled form) from the protection of this Agreement. The Employee acknowledges that items of Confidential Information are Corebridge Financial’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of Corebridge Financial.

6.     The covenants contained in Paragraphs 3 and 4 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  The Employee acknowledges that these restrictions are reasonably necessary for the protection of Corebridge Financial. The Employee also acknowledges that irreparable harm and damages would result to Corebridge Financial if the provisions of Paragraph 3 or 4 were not complied with and agrees that Corebridge Financial shall be entitled to legal, equitable or other remedies, including, without limitation, injunctive relief and specific performance to protect against the inevitable disclosure of Corebridge Financial’s Confidential Information, any failure to comply with the provisions of Paragraph 3 or 4 of this Agreement, or any threatened breach of any term of this Agreement. The Employee further agrees that the Employee shall be liable for the attorneys’ fees and costs incurred by Corebridge Financial as a result of the Employee’s breach of Paragraph 3 or 4 of this Agreement.

7.     Invention Assignment:

(a)
the Employee hereby assigns all right, title and interest in any intellectual property, including but not limited to discoveries, ideas, inventions, works, reports, rules, processes, lists, data and other materials along with all improvements thereto (whether or not patentable or registerable under copyright or similar statutes) conceived, produced or developed by the Employee, either alone or in conjunction with others, pursuant to, or in furtherance of the Employee’s employment with the Company (collectively “Intellectual Property”). Moreover, if requested, the Employee agrees to execute any documents required to perfect Corebridge Financial’s interest in the above referenced intellectual property, and to otherwise fully cooperate with such process during and after the Employee’s employment with the Company.

(b)
This assignment shall include all such Intellectual Property that: (1) relates in any way to Corebridge Financial’s business, or to actual or anticipated research and development of Corebridge Financial; or (2) results in any way from the performance by the Employee of duties and responsibilities as an employee of the Company. The Employee further agrees that all original works of authorship which were made by the Employee (either alone or with others) within the scope of and during the period of the Employee’s employment with the Company and which are protectable by copyright laws, are “works made for hire” as that term is defined in the United States Copyright Act.

(c)	Notwithstanding the above, this Section does not apply to inventions that qualify under state law as inventions that cannot be required to be assigned.

8.     This Agreement (together with the Corebridge Financial Code of Conduct) sets forth the entire agreement regarding the subject matter contained in this Agreement, supersedes any and all prior agreements and understandings regarding this subject matter, and may be modified only by a written agreement signed by the Employee and the Company. To the extent that any provision of this Agreement is inconsistent with the Code of Conduct, this Agreement governs. If any term of this Agreement is rendered invalid or unenforceable, the remaining provisions shall remain in full force and shall in no way be affected, impaired or invalidated. Should a court determine that any provision of this Agreement is unreasonable, whether in period of time, geographical area, or otherwise, the Employee agrees that such provision of the Agreement should be interpreted and enforced to the maximum extent that such court deems reasonable.

9.   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF TEXAS. ANY DISPUTE CONCERNING THIS AGREEMENT SHALL PROCEED IN ACCORDANCE WITH THE TERMS OF COREBRIDGE FINANCIAL’S EMPLOYMENT DISPUTE RESOLUTION PROGRAM.

IN WITNESS WHEREOF, the Employee has agreed to the terms set forth above by signing below.

/s/ Marc Costantini
Marc Costantini

Dated:	9/5/2025